Ex. 99.1

                                 News                                                                                  Release

                                                                                                                                                                                                                      Vectren Corporation
                                                                                                                                                                                                                        One Vectren Square
                                                                                                                                                                                                                       Evansville, IN 47708

FOR IMMEDIATE RELEASE
April 25, 2006

Investor Contact: Steven M. Schein, (812) 491-4209, sschein@vectren.com
Media Contact: Michael Roeder, (812) 491-4143, mroeder@vectren.com

Vectren receives regulatory approval for ProLiance Energy’s
continued role as utility’s gas supplier through March 2011

Vectren Energy Delivery (Vectren; NYSE: VVC) and Citizens Gas & Coke Utility received regulatory approval today from the Indiana Utility Regulatory Commission (IURC) to continue to utilize the natural gas supply services of ProLiance Energy, LLC (ProLiance) through March 2011.

“This long-term contract is great news for our customers who have realized millions of dollars in gas cost savings over the past several years thanks to the energy purchasing expertise of this Indiana-based company,” said Carl Chapman, Vectren Corporation’s executive vice president and chief operating officer. “ProLiance has consistently provided quality service and reliability, and we’re pleased to be able to continue this partnership.”

Vectren and Citizens formed ProLiance as a joint venture in 1996. The two utilities identified potential gas cost savings resulting from the joint management of their interstate supply portfolios and contracted with ProLiance to provide services to them at a reduced cost. To date, utility customers have enjoyed a cumulative savings of more than $85 million due to ProLiance’s portfolio management.

In June 2002, Citizens Gas, Vectren Energy Delivery, the Indiana Utility Consumer Counselor (OUCC), the Citizens Action Coalition of Indiana, Inc. and an Industrial Customer Group entered into a settlement resolving outstanding issues related to ProLiance’s supply services to Citizens Gas and Vectren, and providing that ProLiance would remain the utilities’ supplier through March 2007. Today’s commission order represents an approval of a new agreement for ProLiance’s provision of services to Vectren and Citizens for the period of April 1, 2006 - March 31, 2011. The new agreement continues the cost savings for customers as originally intended.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren's energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales; and energy infrastructure services. To learn more about Vectren, visit www.vectren.com.